Exhibit 5.1

[LETTERHEAD OF NAGASHIMA OHNO & TSUNEMATSU]

September 11, 2017

Mizuho Financial Group, Inc.

1-5-5, Otemachi,

Chiyoda-ku, Tokyo 100-8176,

Japan

Mizuho FINANCIAL GROUP, INC.

Registration Statement on Form F-3

Ladies and Gentlemen:

In connection with the registration statement (the “Registration Statement”) on Form F-3 (File No. 333-213187) relating to debt securities of Mizuho Financial Group, Inc. (the “Issuer”), and the offering outside Japan by the Issuer of $1,000,000,000 aggregate principal amount of its 2.601% senior notes due 2022, $1,100,000,000 aggregate principal amount of its 3.170% senior notes due 2027 and $1,150,000,000 aggregate principal amount of its senior floating rate notes due 2022 (collectively, the “Notes”) pursuant to the underwriting agreement in respect of the Notes dated September 5, 2017 between the Issuer and the Underwriters named therein (the “Underwriting Agreement”), we have acted as Japanese legal counsel to the Issuer and have been requested to provide our opinion to be filed as an exhibit to the Registration Statement.

For the purposes of giving this opinion, we have examined, among other things, the following documents:

(a)	certified copies of the Commercial Register, the Articles of Incorporation, the Regulations of the Board of Directors, the Approval and Authorization Rules and the Regulations of the Executive Management Committee, of the Issuer;

(b)	(i) a certified extract copy of the minutes of the meeting of the Board of Directors of the Issuer held on May 14, 2014, (ii) a certified copy of the minutes of the meeting of the Executive Management Committee of the Issuer held on March 30, 2017, (iii) a certified copy of the certificate of decision, dated September 5, 2017 and issued by Mr. Yasuhiro Sato, President & Group CEO of the Issuer, and (iv) a certified copy of the certificate of decision, dated September 5, 2017 and issued by Mr. Junichi Kato, Head of Global Markets Company of the Issuer, in respect of the terms of the Notes;

(c)	an executed copy of the Underwriting Agreement;

(d)	an executed copy of the senior indenture in respect of the Notes, dated September 13, 2016 between the Issuer and The Bank of New York Mellon (the “Indenture”);

(e)	the form of the definitive certificate of the Notes (the “Definitive Certificate”);

(f)	the forms of the global certificate of the Notes (the “Global Certificate”);

(g)	a copy of the power of attorney dated September 2, 2016 executed by Mr. Yasuhiro Sato, President & Group CEO of the Issuer, by way of affixing his seal as a Representative Executive Officer, authorizing each of the persons named therein to execute and deliver, in the name and on behalf of the Issuer, inter alia, the Indenture;

(h)	a copy of the power of attorney dated August 31, 2017 (the “Power of Attorney”) executed by Mr. Yasuhiro Sato, President & Group CEO of the Issuer, by way of affixing his seal as a Representative Executive Officer, authorizing each of the persons named therein to execute and deliver, in the name and on behalf of the Issuer, inter alia, the Underwriting Agreement, the Definitive Certificate and the Global Certificate; and

(i)	a certificate of seal registration of the Issuer.

We have also examined such certificates and corporate documents of the Issuer and such other matters, documents and records, and considered such questions of the laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the laws of Japan which we deem relevant, and subject to the assumptions and qualifications specified herein, we are of the opinion that:

The Notes, when payment for the Notes has been duly made in full in accordance with the Underwriting Agreement, and when the Global Certificates have been duly signed on behalf of the Issuer by a Representative Executive Officer of the Issuer or persons named in the Power of Attorney, duly authenticated and delivered in accordance with the terms of the Underwriting Agreement, the Indenture and the Notes, and assuming that the Notes will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms under their governing law, to which they are subject and as to which we render no opinion, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) statements included, expressly or impliedly, in the documents, record and certificate of the Issuer or public officials are true and conform to the relevant facts thereof; (vi) all natural person-signatories who have executed or delivered the Underwriting Agreement, the Indenture and other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times the sufficient and competent legal capacity to take such actions; (vii) each party (other than the Issuer) to each of the Underwriting Agreement, the Indenture and other relevant documents is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (viii) each of the Underwriting Agreement, the Indenture and other relevant documents is within the capacity and powers of and has been duly authorized by all the parties thereto (other than the Issuer); (ix) each of the Underwriting Agreement, the Indenture and other relevant documents has been duly executed and delivered by all the parties thereto (other than the Issuer); (x) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of, the Notes and the Underwriting Agreement, the Indenture and other relevant documents; and (xi) the Underwriting Agreement, the Indenture and other relevant documents are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than the laws of Japan). We have not independently verified any of the matters referred to in (i) through (xi) above.

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any other matters or documents not specifically referred to herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and as interpreted as of the date hereof. In giving the opinion set forth above, we have relied, as to matters governed by the laws of the State of New York or the federal laws of the United States of America, upon the legal opinion of Simpson Thacher & Bartlett LLP, United States counsel to the Issuer dated the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)	The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)	The opinion expressed above is subject to any applicable statutes of limitation, lapse of time, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	The opinion expressed above does not cover any matters related to tax laws, treaties, regulations or guidelines;

(viii)	Certain terms used in documents referred to above or in any other document examined in connection with this opinion letter, and certain concepts expressed therein (i) may not have equivalents in the Japanese language or under Japanese legal principles, or (ii) may have a different meaning in legal practice under the governing law thereof from those understood by Japanese counsel, including ourselves, based upon the plain-English meaning of such terms or concepts, as the case may be;

(ix)	In the opinion herein, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the law of Japan and be brought before a Japanese court;

(x)	We express no opinion as to any amendments, supplements, renewals, extensions or other modification of any documents referred to herein which may be made after the delivery of this opinion; and

(xi)	The opinion expressed above relating to the legality, validity, effectiveness or enforceability of the obligations under any documents governed by any laws other than the laws of Japan shall mean that the laws of Japan will permit the application of the relevant governing law other than the laws of Japan to the legality, validity, effectiveness or enforceability of the obligations under such documents.

We hereby consent to the use of this opinion as an exhibit to a current report on Form 6-K to be filed by the Issuer on the date hereof incorporated by reference into the Registration Statement and to the use of our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,

/s/ NAGASHIMA OHNO & TSUNEMATSU

(IO/MKK)